                  EMPLOYEES' PROFIT-SHARING PLAN OF

                 THE BANK OF NEW YORK COMPANY, INC.*










* As amended, effective as of January 1, 1998 (including all amendments adopted through April 30, 1999)



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                                                  EXHIBIT 4.10
                EMPLOYEES' PROFIT-SHARING PLAN OF
                THE BANK OF NEW YORK COMPANY, INC.

SECTION 1.  Definitions.
	(1)  "Act" shall mean the Employee Retirement Income
Security Act of 1974.
	(2) "Annual Addition" means the sum for any Plan Year of (a) Contributing Company contributions, (b) a Participant's voluntary contributions and (c) forfeitures allocated to the Participant under this Plan and any other defined contribution plan maintained by the Company or a Subsidiary.
	(3)  "Board of Directors of the Company" shall mean
	(a) the Board of Directors of the Company or the Executive Committee of the Board of Directors of the Company, and (b) other than with respect to the termination of the Plan or amendments of the Plan which would (i) significantly reduce or increase benefits under the Plan or (ii) have a material financial impact on the Plan, the Pension Committee of the Board of Directors of the Company.
	(4)  "Code" shall mean the Internal Revenue Code of
1986, as amended.
	(5)  The "Company" shall mean The Bank of New York
Company, Inc.
	(6) "Committee" shall mean the Committee constituted to administer the Plan as set forth in Section 9.
	(7) "Compensation" shall mean the regular fixed basic salary received from the Company or a Subsidiary by an Employee during a Plan Year, including the amount, if any, by which the regular fixed basic salary is reduced (a) under the terms of The Bank of New York Company, Inc. Benefits Plus Plan and (b) on account of a contribution made by an Employee under this Plan, but exclusive of profit-sharing distributions under this Plan and other special payments. In no event shall Compensation for purposes of the Plan, for any Plan Year after December 31, 1993, exceed $150,000, as adjusted for increases in the cost of living pursuant to Section 401(a)(17) of the Code. Notwithstanding anything contained herein to the contrary, in any Plan Year in which there are more than 26 bi-weekly pay periods, there shall be excluded from Compensation the last pay period in such Plan Year.
	(8) "Continuous Service" means an Employee's period of uninterrupted service with the Company or a Subsidiary commencing as of the date he completes his first Hour of Service (either when initially employed or following a One-Year Break in Service), and ending when he incurs a Severance from Service. Service with (a) a corporation which is a Subsidiary prior to the date such corporation became a Subsidiary or (b) with a division, operating unit or department of the Company or a Subsidiary prior to the date such division, operating unit or department became a division, operating unit or department of the Company or a Subsidiary shall, except to the extent provided by the Personnel Division Head of The Bank of New York on a uniform and nondiscriminatory basis for similarly situated employees, be excluded from Continuous Service. Notwithstanding the foregoing, Continuous Service shall also include the following service as if such service were with the Company or a Subsidiary:

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	(i)  service of employees of Irving Bank
Corporation and the "Company" (as such term is defined in the Cash Supplementary Compensation Plan of Irving
Trust Company and its Affiliates) with Irving Bank
Corporation and its subsidiaries prior to the "Effective Time" (as such term is defined in the Agree-ment and Plan of Merger, dated as of October 7, 1988, by and among Irving Bank Corporation, the Company and XYZ Corporation);
    (ii)  service of employees of Barclays Bank PLC
("Barclays") and Barclays Bank of New York ("BBNY") who become Employees on the "Closing Date", as defined in
Section 7.7(a) of the Purchase and Assumption
Agreement, dated as of June 17, 1992, among Barclays,
BBNY and The Bank of New York (without regard to the second sentence of subsection (iii) thereof) with Barclays, BBNY or its or their affiliates (including periods of employment with any other employer which are taken into account under the Barclays Bank PLC USA
Staff Pension Plan);
   (iii)  service of employees of National Community
Bank of New Jersey (and its predecessors) prior to the "Effective Time", as defined in the Agreement and Plan of Merger, dated as of January 29, 1993, by and among the Company, B.N.Y. Holdings (New Jersey) Corporation and National Community Banks, Inc.;
    (iv) service with the "Bank of America Parties" and their "Affiliates", as such terms are defined in the Purchase and Sale Agreement, dated as of April 21, 1995, by and among BankAmerica Corporation, the sellers named on Exhibit A attached thereto, The Bank of New
York and The Bank of New York Company, Inc. (the
"BankAmerica Agreement") of "Employees" who accept employment with the "Buyer Parties", as such terms are defined in the BankAmerica Agreement;
(v)  service with Morgan Guaranty Trust Company of
New York and any "Affiliate" of "Transferred
Employees", as such terms are defined in the Asset
Purchase Agreement, dated as of May 22, 1995 between
Morgan Guaranty Trust Company of New York and The Bank of New York;
    (vi) service with NationsBank Corporation and its affiliates by "Transferred Employees", as such term is defined in the Asset Purchase Agreement between The
Bank of New York and NationsBank Corporation, dated as of May 30, 1995; and
   (vii)  service of employees of The Putnam Trust
Company of Greenwich (and its predecessors) prior to the "Effective Time", as defined in the Agreement and Plan of Merger dated as of March 25, 1995 by and between the Company and The Putnam Trust Company of
Greenwich.

	(9) "Contributing Company" shall mean (i) the Company and (ii) each Subsidiary and division, operating unit, department or group of employees of a Subsidiary which is included in the Plan as of December 31, 1995. Thereafter, (x) each new Subsidiary and division, operating unit, department or group of employees of a Subsidiary and (y) each Contributing Company shall be, or continue to be, a Contributing Company, as applicable, unless excluded pursuant to a written designation of the Personnel Division Head of The Bank of New York.
    (10) "Employee" means any person who is employed by and receives compensation from the Company or a Subsidiary. For purposes of this subsection, any Subsidiary which was a "Company" (as such term is defined in the Cash Supplementary Compensation Plan of Irving Trust Company and its Affiliates) shall be deemed to be a Contributing Company.
    (11) "Hour of Service" means each hour for which an Employee is directly or indirectly paid or entitled to payment by the Company or a Subsidiary for the performance of duties.
    (12) "Income" for any year shall mean the consolidated net income of the Company for such year, as reported to stockholders, but adjusted to exclude (a) the net income determined according to its usual accounting procedures, of any subsidiary which is not a Contributing Company, and (b) the deduction of consolidated contributions to the Plan. Such consolidated income shall be further adjusted to exclude to the extent, if any, determined by the Board of Directors of the Company (i) the deduction of interest on any debt obligation issued by a Contributing Company after December 31, 1971 and
(ii) unusual or non-recurring items of income and expense.
    (13)  "One-Year Break in Service" means a
12 consecutive-month period commencing as of the date an Employee incurs a Severance from Service during which he does not accrue an Hour of Service; provided, however, an Employee shall not incur a One-Year Break in Service on account of (i) an authorized leave of absence approved by the Committee pursuant to uniform rules adopted by it, or (ii) a period of service with the Armed Forces of the United States of America, provided that the Employee resumes employment with the Company or a Subsidiary immediately following the end of the leave of absence or, with respect to military service, within the time prescribed by law.
    (14) "Participant" shall mean any Employee who becomes a Participant in the Plan as set forth in Section 2(2).
    (15)  "Plan" shall mean the Employees' profit-sharing
Plan of The Bank of New York Company, Inc.
    (16) "Plan Year" means the twelve-month period beginning on January 1 and ending on December 31 and shall also be the limitation year for purposes of Section 415 of the Code.
    (17) "profit-sharing Contribution" shall mean for any Plan Year an amount equal to the lesser of (i) 10% of Income or
(ii) 15% of the Compensation of all Employees for whom a contribution is made; provided, however, such amount shall be reduced by the amount, if any, necessary to prevent the potential allocation for any Participant under Section 4 from exceeding $30,000 (or such higher amount to which $30,000 has been adjusted pursuant to Section 415(d) of the Code to reflect increases in the cost of living), determined on the basis that any such Participant does not make a voluntary contribution under
Section 5 for such Plan Year. To the extent a reimbursement by a Contributing Company of any expenses incurred by the Plan is treated as a contribution for purposes of the Internal Revenue Code, such reimbursement shall not be considered to be a Profit-Sharing Contribution.

    (18) "Prior Plan" shall mean any profit-sharing plan qualified under Section 401(a) of the Code which is replaced by a Contributing Company with this Plan.
    (19) "Section 16 Person" shall mean a person so designated by the Committee, from time to time.
    (20) "Severance from Service" means a termination of service which occurs on the earlier of (i) the date an Employee quits, retires, is discharged or dies, or (ii) the first anniversary of an Employee's absence from employment with the Company or a Subsidiary on account of a reason other than those set forth in (i), or (iii) solely for determining whether a One-Year Break in Service has occurred, the first anniversary of the first day of a period in which an Employee remains absent from employment with the Company or a Subsidiary due to maternity absence. For purposes of this Section, "maternity absence" means a period during which an Employee is absent from work for any period by reason of the pregnancy of the Employee, for placement of a child with the Employee in connection with the adoption of such child by such Employee, or for the purposes of caring for such child for a period beginning immediately following such pregnancy, birth, or placement.
    (21) "Subsidiary" shall mean any corporation, whether organized under the Banking Law of the State of New York or some other statute, in which the Company owns, directly or indirectly, stock possessing at least 80% of the voting power of all classes of stock regularly entitled to vote for the election of directors.
    (22) "Total Disability" shall mean a condition which would entitle the Participant to collect benefits under a Company-sponsored long-term disability plan upon the expiration of any required waiting period under such plan.
    (23) "Trustee" shall mean The Bank of New York as trustee for the Plan.
    (24) "Trust Fund" shall mean the fund held by the Trustee to which all contributions to the Plan will be made and out of which all benefits of the Plan will be paid. "Fund" shall mean Fund A, Fund B, Fund C, or Fund D as described in
Section 7(4).
    (25) "Trust Indenture" shall mean the Trust Indenture between the Company and the Trustee.
    (26)  "Value" of a Participant's interest in the Trust
Fund, on any date, shall be the value of such interest on the last day of the month coincident with or immediately preceding such date, determined pursuant to general rules established by the Committee.

SECTION 2.  Eligibility.
	(1) Each Employee who was eligible to become a Participant on December 31, 1988 shall continue to be eligible to become a Participant. Each other Employee who is in the service of a Contributing Company shall become eligible to be a Participant as of the date he has completed one year of Continuous Service.
	If any Employee incurs a Severance from Service but accrues an Hour of Service prior to incurring a One-Year Break in Service, the period of absence from employment shall constitute Continuous Service. If an Employee incurs five consecutive One-Year Breaks in Service prior to accruing two years of Continuous Service, all Continuous Service shall be disregarded. With respect to an Employee who commenced employment prior to January 1, 1983, and who is not a Participant as of such date, the determination of a year of Continuous Service for the 12-consecutive-month computational period (i.e., the period beginning as of the later of the date or latest anniversary of the date the Employee commenced service with the Company or a Subsidiary) ending during 1983 shall be determined in accordance with either the Plan provisions in effect prior to or as of January 1, 1983, whichever yields the greatest accrual of Continuous Service.
	Notwithstanding any other provision of this Plan to the contrary, an Employee (i) who is compensated on an hourly basis (excluding hourly employees who are participants or members of a Prior Plan), (ii) who is included in a unit of employees covered by a collective bargaining agreement for which retirement benefits were the subject of good faith bargaining between employee representatives and a Contributing Company, (iii) who is hired by a real estate agent to perform maintenance and operational services on any Contributing Company's premises, or
(iv) who is initially employed by and principally assigned to an office of a Contributing Company located outside of the United States shall not be eligible to participate in the Plan.
	(2) In each Plan Year during which the Plan shall be continued, each Employee eligible to become a Participant shall become a Participant as to the amount to be allocated to him for such Plan Year under the provisions of the Plan. However, each such Employee may elect not to become a Participant as to one-half of the amount allocated to him under Section 4(1) for the Plan Year. To make this election in any Plan Year, an Employee shall complete and return to the Committee a form furnished for that purpose by the Committee. Each electing Employee shall receive a cash payment directly from his employer equal to one-half of the amount allocated to him under Section 4(1) for the Plan Year. In addition, each Employee shall receive a cash payment directly from his employer equal to the excess, if any, of (i) one-half of the amount allocated to him under Section 4(1) for the Plan Year, reduced by any cash payment paid to him under the preceding provisions of this Section 2(2), over (ii) $7,000 (or such higher amount as adjusted pursuant to Section 402(b)(5) of the Code to reflect increases in the cost of living).

	(3) Each eligible Employee shall become a Participant for such Plan Year pursuant to this subsection, if but only if,
(i) he is in the service of a Contributing Company for all of such Plan Year, or (ii) he is in the service of both a Contributing Company and a Subsidiary for all of such Plan Year. Each Employee (or his estate) eligible to become a Participant in any year who does not become a Participant by reason of his death or his retirement during such year shall receive a cash payment directly from his employer equal to the amount which would have been allocated to him for such Plan Year had he become a Partici-pant. The amount of each such cash payment shall be based on the Compensation received by him during such Plan Year.
	Notwithstanding the preceding paragraph of this
Section 2(3), an eligible Employee who was initially employed by a Subsidiary or a division, unit, department or group of employees of a Subsidiary which is not a Contributing Company shall become a Participant for any Plan Year as of the later of the date he becomes an Employee of a Contributing Company or the date he satisfies the service requirement of Section 2(1), except to the extent determined by the Personnel Division Head of The Bank of New York on a uniform and nondiscriminatory basis for similarly situated employees. An eligible Employee shall not become a Participant for a Plan Year if such Employee is an officer-level employee who participates in any sales incentive or commission plan of the Company, except to the extent determined by the Personnel Division Head of The Bank of New York on a uniform and nondiscriminatory basis for similarly situated employees.
	Notwithstanding anything contained in this Section 2(3) to the contrary, if the employment of an eligible Employee is transferred to a Subsidiary or a division, unit, department or group of employees of a Subsidiary which is not a Contributing Company, the Personnel Division Head of The Bank of New York may provide (i) for the continued participation in the Plan of such eligible Employee on a uniform and nondiscriminatory basis for similarly situated employees or (ii) if such Subsidiary, division, unit, department or group of employees maintains or participates in a tax-qualified profit sharing plan under Section 401(a) of the Code, for participation in the Plan by such eligible Employee for the Plan Year in which such transfer occurs only with respect to the Compensation of the Employee for the portion of the Plan Year prior to the pay period in which such transfer is effective.
	(4) (a)  Notwithstanding anything in Section 2(2) to
the contrary, the amount of the Elective Deferrals by Highly Compensated Employees shall be limited to the extent necessary so that the Average Actual Deferral Percentage for Participants who are Highly Compensated Employees for the Plan Year does not exceed the greater of
	(i)	The Average Actual Deferral Percentage for the
prior Plan Year for Participants who are not Highly
Compensated Employees, multiplied by 1.25; or

	(ii)	The Average Actual Deferral Percentage for the
prior Plan Year for Participants who are not Highly
Compensated Employees, multiplied by two (2), provided, that the Average Actual Deferral Percentage for Participants who
are Highly Compensated Employees for the current Plan Year
does not exceed the Average Actual Deferral Percentage for
the prior Plan Year for Participants who are not Highly Compensated Employees by more than two (2) percentage points.
	(b) If both tests in (a) above would not be satisfied in any Plan Year, the Committee shall make the following adjustments for Participants who are Highly Compensated Employees, to the extent necessary so that one of the tests will be satisfied:
	(i)	first, reduce the Participants' Elective
Deferral for the Plan Year; and
     (ii) second, pay to the Participants in cash a portion of the Elective Deferral, adjusted for any gain or loss allocable thereto for the Plan Year.
	The Committee shall make the foregoing adjustments by leveling the highest dollar amount of Elective Deferrals for Highly Compensated Employees until one of the tests in (a) above is satisfied.
	(c) For purposes of this Section 2(4), the following definitions shall apply:
	(i) "Actual Deferral Percentage" shall mean the ratio (expressed as a percentage) of Elective Deferrals on behalf of the Participant for the Plan Year to the Participant's total compensation for the Plan Year, computed prior to any reduction for Elective Deferrals or under any cafeteria plan maintained by the Company or a Subsidiary pursuant to
Section 125 of the Code.
    (ii) "Average Actual Deferral Percentage" shall mean the average (expressed as a percentage) of the Actual
Deferral Percentage of the Participants in a group.
   (iii) "Elective Deferral" shall mean, with respect to the amount under Section 2(2) above that a Participant may elect to receive in cash, the amount that the Participant defers.
    (iv) "Highly Compensated Employee" shall mean any individual described in Section 414(q) of the Code.

SECTION 3.  Profit-Sharing Contribution.
	(1) The amount of the Profit-Sharing Contribution, less the amount of direct cash payments pursuant to Section 2(2) above, shall be paid into the Trust Fund. Each Contributing Company shall contribute out of its current or accumulated earnings or profits (hereinafter referred to as "Earnings") that portion of the Profit-Sharing Contribution allocated to its Employees under Section 4. In the event that any Contributing Company has insufficient Earnings to make all or a part of its required contribution, each other Contributing Company having sufficient Earnings shall contribute for the Employees employed by the Contributing Company having such insufficient Earnings that portion of its Earnings (adjusted for the contributions made on behalf of its Employees) which the prevented contribution bears to the total Earnings of all Contributing Companies having such Earnings (adjusted for all contributions made by each such Contributing Company on behalf of its own Employees). In any Plan Year in which the Contributing Companies are filing consolidated Federal income tax returns as members of the same affiliated group, the Boards of Directors of the Contributing Companies may, by resolutions adopted prior to the end of their fiscal years, apportion any such prevented contribution among one or more of the Contributing Companies having sufficient earnings in some other way. In no event shall a Profit-Sharing Contribution be made to the Trust Fund to the extent it is not deductible under Section 404 of the Code.

	(2) The determination of the amount of the Profit-Sharing Contribution for any Plan Year, as approved by the Board of Directors of the Company and certified by the appropriate officer of the Company to the Committee, shall be final and conclusive upon all persons at any time having any interest in the Plan.
	(3) Within sixty days after the end of each Plan Year during which the Plan shall be continued, each Contributing Company shall contribute its respective share of the Profit-Sharing Contribution payable to the Trust Fund.

SECTION 4.  Allocation of Profit-Sharing Contribution.
	(1) The Profit-Sharing Contribution for any Plan Year shall be allocated among the Participants (including persons described in the second sentence of the first paragraph and in the third paragraph of Section 2(3)) in the proportion that the Compensation of each such Participant during such Plan Year bears to the total Compensation of all such Participants for such Plan Year.
	(2) If any Participant shall receive Compensation from more than one Contributing Company, the amount of his compensation shall be deemed to be the aggregate thereof for the purpose of determining the allocation to be made to him.
	(3) If any Employee shall become eligible to become a Participant during the course of any Plan Year as provided in
Section 2(1), his Compensation for such Plan Year for purposes of determining the amounts to be allocated to him for such Plan Year shall be deemed to be the Compensation received by him in such Plan Year after the first day of the payroll period coinciding with or immediately following the date he became so eligible.
	(4) For purposes of determining the Participant's share in the part of the Profit-Sharing Contribution paid into the Trust Fund, references in subsections (1), (2) and (3) of this Section to the Compensation of a Participant who has made the election pursuant to subsection (2) of Section 2 shall mean one-half of the Compensation received by him during such Plan Year after he became eligible to participate in the Plan.

SECTION 5.  Voluntary Contributions; Rollover Contributions.
	(1)  Each Participant who has an interest in the Trust
Fund may elect from time to time on a revocable basis to make voluntary contributions under the Plan in an amount equal to between 1% and 10% of Compensation (in whole percentages only) by payroll deduction, or may make such contributions from time to time in lump-sum amounts; provided, however, that the aggregate voluntary contributions by any Participant under the Plan shall not exceed 10% of his Compensation for all years during which he is a Participant in the Plan or any Prior Plan.  An election to make voluntary contributions by payroll deductions shall be made on a form furnished for that purpose by the Committee,
authorizing regular deductions from the Participant's salary payments, and designating (in integral multiples of 25%) of such voluntary contributions which shall be invested in Funds A, B, C and D (as described in Section 7(4)). In no event shall any voluntary contribution made by a Participant be subject to forfeiture.
	(2) Amounts deducted from the Compensation of any Participant pursuant to subsection (1) of this Section shall be transferred on a bi-weekly basis to the Trustee to be held in
Trust, subject to the provisions of the Trust Indenture, for the account of such Participant. Amounts contributed in lump-sum by any Participant shall be held by his employer and paid over in the same manner as contributions made by payroll deduction.
	(3) (a)  Notwithstanding anything in Section 5(1) to
the contrary, the amount of voluntary contributions by Highly Compensated Employees shall be limited to the extent necessary so that the Average Contribution Percentage for all Participants who are Highly Compensated Employees for the Plan Year does not exceed the greater of:
	(i)	The Average Contribution Percentage for the prior
Plan Year for Participants who are not Highly Compensated
Employees, multiplied by 1.25; or
	(ii)	The Average Contribution Percentage for the prior
Plan Year for Participants who are not Highly Compensated
Employees, multiplied by two (2), provided, that the Average Contribution Percentage for Participants who are Highly
Compensated Employees for the current Plan Year does not
exceed the Average Contribution Percentage for the prior
Plan Year for Participants who are not Highly Compensated
Employees by more than two (2) percentage points.
	(b)	If both tests in (a) above would not be satisfied in
any Plan Year, the Committee shall make the following
adjustments, proportionately for Participants who are Highly Compensated Employees, to the extent necessary so that one of the tests will be satisfied:
	(i)	first, reduce the Participants' voluntary
contributions for the balance of the Plan Year; and
	(ii)	second, pay to the Participants in cash a portion
of the voluntary contributions, adjusted for any gain or loss allocable thereto for the Plan Year.
	The Committee shall make the foregoing adjustments by leveling the highest dollar amount of voluntary contributions for Highly Compensated Employees until one of the tests in (a) above is satisfied.

	(c) For purposes of this Section 5(3), the following definitions shall apply:
	(i) "Average Contribution Percentage" shall mean the average (expressed as a percentage), of the Contribution Percentages of the Participants in a group.
	(ii) "Contribution Percentage" shall mean the ratio (expressed as a percentage), of the voluntary contributions pursuant to Section 5(1), made by the Participant for the Plan Year to the Participant's total compensation for the Plan Year, computed prior to any reduction for Elective
Deferrals or under any cafeteria plan maintained by the Company or a Subsidiary pursuant to Section 125 of the Code.
	(iii) "Highly Compensated Employee" shall mean any individual described in Section 414(q) of the Code.
	(4) An Employee who (a) is eligible to become a Participant or would be eligible to become a Participant if he had completed one Year of Continuous Service (as determined in accordance with the provisions of Section 2(1)) and (b) has had distributed to him any portion of his interest in a plan which meets the requirements of Section 401(a) of the Code (the "Qualified Plan") may, in accordance with procedures approved by the Committee, transfer all or any portion of the distribution from the Qualified Plan to the Plan provided the following conditions are met:
	(i) the distribution from the Qualified Plan is (or was) an "eligible rollover distribution" within the meaning of Section 402(c)(4) of the Code;
    (ii)  the transfer is made directly from the Qualified
Plan, or occurs on or before the 60th day following his receipt of the distribution from the Qualified Plan or, if such distribution had previously been deposited in an individual retirement account (as defined in Section 408 of the Code), the transfer occurs on or before the 60th day following his receipt of such distribution plus earnings thereon from the individual retirement account;
   (iii)  the transfer is made in cash or cash equivalents;
and
    (iv) the amount transferred does not exceed the portion of the distribution he received from the Qualified Plan which is includible in gross income as determined in accordance with Section 402(c)(2) of the Code; such amount may include the proceeds of the sale of any property received in the distribution pursuant to Section 402(c)(6) of the Code, plus any earnings accrued during the period, if any, in which the amount was held in an individual retirement account.
The Committee shall develop such procedures, and may require such information from such Employee desiring to make such a transfer, as it deems necessary or desirable to determine that the proposed transfer will meet the requirements of this Section. Until such Employee completes one year of Continuous Service, he shall be deemed a Participant under the Plan except for purposes of Sections 2(2), 2(3), 2(4), 4 and 5. The amount transferred pursuant to this subsection shall be fully vested and nonforfeitable at all times and shall be invested in Fund A, Fund B, Fund C and Fund D, as described in Section 7(4), as designated by the Employee on a form furnished by the Committee for this purpose (in integral multiples of 25%) at the time the transfer is made.

	(5)  Notwithstanding anything in Section 2(2) or
Section 5(1) to the contrary, in no event shall the sum of
(i) the Average Actual Deferral Percentage for the Plan Year for Participants who are Highly Compensated Employees and (ii) the Average Contribution Percentage for the Participants who are Highly Compensated Employees, after applying the provisions of Sections 2(4) and 5(3), exceed the "aggregate limit" as such term is defined under regulations prescribed by the Secretary of the Treasury or his delegate under Section 401(m) of the Code. In the event the aggregate limit is exceeded for any Plan Year, the Contribution Percentages of Highly Compensated Employees shall be reduced to the extent necessary to satisfy the aggregate limit in accordance with the procedure set forth in Section 5(3). For purposes of this Section, "Average Actual Deferral Percentage", "Average Contribution Percentage", "Highly Compensated Employee" and "Contribution Percentage" shall each have the same meaning as the corresponding term is defined in Sections 2(4) and 5(3).

SECTION 6.  Limitation on Annual Additions and Contributions.
	(1) The total of the Annual Additions allocated to any Participant's account in any Plan Year shall not exceed the lesser of (i) $30,000 or such higher amount to which such sum has been adjusted pursuant to Section 415(d) of the Code to reflect increases in the cost of living, or (ii) twenty-five percent of such Participant's total compensation for such Plan Year, computed prior to any reduction for Elective Deferrals or under any cafeteria plan maintained by the Company or a Subsidiary pursuant to Section 125 of the Code.
	(2) In the event that it is determined that, but for the limitations contained in Section 6(1), the Annual Additions allocated to a Participant's account for any Plan Year would be in excess of the limitations contained herein, such Annual Additions shall be reduced to the extent necessary to bring such Annual Additions within the limitations contained in Section 6(1) in the following order:
	(a) any voluntary contributions by a Participant to his account which are included in such Annual Additions shall be returned to such Participant;
	(b) if such voluntary contributions are not sufficient to reduce such Annual Additions to the limitations contained herein, such Participant's allocable share of a Contributing Company's contribution for the Plan Year in question shall be reduced.
	(3) If, and to the extent that the amount of any Participant's allocable share of a Contributing Company's contribution is reduced in accordance with the provisions of
Section 6(2), the amount of such reduction shall be allocated among the remaining Participants in the manner provided in
Section 4(1).

SECTION 7.  Trust Fund.
	(1) The Company shall enter into a Trust Indenture providing for the administration of the Trust Fund by The Bank of New York as Trustee. The Trust Fund shall consist of the contributions of the Contributing Companies and any voluntary contributions of the Participants, with the income thereon, less payments made therefrom. The Trust Indenture may provide for the commingling of contributions from other plans, including plans of other employers, so long as the said Indenture requires that all such plans be qualified under Section 401(a) of the Code, that all of such plans are qualified under the said Section 401(a), and the Trust is administered in such manner that it remains qualified under Section 501(a) of the Code. The Trust Indenture shall provide that the Trustee may appoint such agent or agents to act on its behalf as the Trustee should determine are necessary to comply with any statute or regulation affecting the Plan or its operation, or to otherwise assist it in performing its duties.
	(2) If a Prior Plan is merged into the Plan, the interest in the Trust Fund of each person who is or was a participant in the Prior Plan (or a beneficiary thereof) shall include the amount credited to the account of such person under the Prior Plan at the time of the merger (the "Prior Plan Account"), which shall be invested in the Funds provided under
Section 7(4) in accordance with procedures established by the Committee. Payment of the Prior Plan Account of a person who retired or terminated employment prior to the merger shall be made in accordance with the terms of the Prior Plan.
	(3)  The Trustee shall invest amounts in the Trust
Fund, except to the extent as provided in subsection (4) of this Section, in whatever investments it may in its sole discretion deem advisable. At least annually, the Trustee shall determine the fair market value of the Trust Fund, and shall report such value to the Committee. The increases and decreases of the Trust Fund shall be allocated proportionately among the accounts of all Participants in the ratio which each such Participant's account bears to the aggregate of all such accounts.
	(4) The Trustee shall segregate the Trust Fund into four Funds: Fund A invested largely in equity securities; Fund B invested in income securities; Fund C invested in short term securities, including but not limited to certificates of deposit, commercial paper and securities of the United States Treasury; and Fund D invested in Common Stock of the Company. The Trustee may invest all or any part of each Fund in the securities of open-end or closed-end investment companies, the investments of which are similar to those as described for the investment of each Fund. Each Participant shall designate, on a form furnished by the Committee for this purpose, the proportion (in integral multiples of 25%) of contributions made by the Company for such year which shall be invested in Funds A, B, C and D provided, however, that if such Participant is a Section 16 Person, such Participant must also comply with such rules and regulations as the Committee may adopt from time to time.

	At least thirty calendar days prior to any valuation date, a Participant may designate once in any twelve-month period, on a form furnished by the Committee for this purpose, the proportion (in integral multiples of 25%) of his balance in each Fund which shall be transferred to, and invested in, any other Fund or Funds, provided, however, that if such Participant is a Section 16 Person and such designation is with respect to a transfer into or out of Fund D, such Participant must also comply with such rules and regulations as the Committee may adopt from time to time.
	On the written direction of the Committee, the Trustee shall make loans from the Trust Fund to participants pursuant to the terms and conditions of Section 8(9), below. All promissory notes for such loans shall constitute assets of the Trust Fund and shall be held in a separate fund known as the "Loan Fund". The Trustee shall have no responsibility with respect to the holding, investment, or administration of the Loan Fund, except to follow the written directions of the Committee.
	(5) Before each meeting of the shareholders of the Company, the Company shall provide each Participant with a copy of the proxy material relating to his interest in the shares of Common Stock of the Company in Fund D allocable to his account, together with a form containing confidential instructions to the Trustee on how to vote the full shares of Common Stock which such interest represents. Upon receipt of such instructions on or prior to the date set forth in the instruction form, the Trustee shall vote such shares of Common Stock as instructed. The Trustee shall have the right to vote, in person or by proxy, at its discretion, any Common Stock for which voting instructions shall not have been timely received, together with any fractional interest of Participants in shares of Common Stock.

SECTION 8.  Payments from the Trust Fund.
	(1) Payments from the Trust Fund of the Value of a Participant's interest shall be made by the Trustee upon the direction of the Committee in accordance with the provisions of this Section 8.
	(2)(a) The Value of a Participant's interest in the Trust Fund shall become payable upon the date of his retirement or death and shall be paid to him (or in the event of his death, to such person as he shall have designated as his beneficiary, or if he shall have made no designation as hereinafter provided, to his estate) by one of the following methods, in accordance with the election made on a form furnished by the Committee for this purpose of the Participant, his beneficiary or his estate, as the case may be:
	(i) In a lump sum as soon as practicable or in the Plan Year succeeding the Plan Year of his retirement or death; or
    (ii) In a series of regular annual installments, as nearly equal in amount as is possible, over a period of time not exceeding ten years (or, if less, his life expectancy) from the date of his retirement or other severance of employment or five years from the date of his death.

If the Participant's interest in the Trust Fund is being paid in the form of installments pursuant to the provisions of this
Section 8(2)(a), the Participant, beneficiary or estate who is receiving such installments (as the case may be) may elect, on a form furnished by the Committee for this purpose, to receive the remaining Value of the Participant's interest in a lump sum.
	(2)(b) A Participant shall have a fully-vested and nonforfeitable interest at all times in the Trust Fund attributable to Profit-Sharing Contributions allocated to him pursuant to Section 4. If the Value of the interest in the Trust Fund of a Participant whose employment is terminated other than by retirement or death is less than $5,000, he shall be paid the Value of such interest in a lump sum as soon as practicable. Notwithstanding anything contained in this Section 8(2) to the contrary, if the value of the interest in the Trust Fund of a Participant who retires or terminates employment exceeds $5,000, no distribution of such interest shall be made prior to the Participant's normal retirement age (the date the Participant attains age 65) without the Participant's written consent.
	(2)(c) The distribution of the Participant's balance in Fund D shall be made as follows:
	(i) Except as provided in clause (ii) below, in shares of Common Stock of the Company unless the Participant elects at least ten days prior to the date the distribution is to be made or commenced, on a form furnished by the Committee for this purpose, to have such balance distributed in cash;
and
    (ii) If the distribution is being made as a result of the Participant's death, in cash unless the Participant's beneficiary or estate elects at least ten days prior to the date the distribution is to be made or commenced, on a form furnished by the Committee for this purpose, to have such balance distributed in shares of Common Stock of the Company.
	If a Participant's balance in Fund D is distributed in accordance with clause (ii) of subsection (2)(a) above other than in cash, each annual installment of shares of Common Stock of the Company (other than the last installment) must consist of at least 10 shares.
	* (2) (d) Notwithstanding anything contained in the Plan to the contrary, in the event a Participant who is a 5-percent owner of the Company (within the meaning of Section 416(i)(1)(B) of the Code) at any time during the Plan Year ending in the calendar year in which the Participant attains age 70 1/2 continues in employment after the end of the calendar year in which the Participant attains age 70 1/2, the value of the Participant's interest in the Trust Fund shall be paid to the Participant, no later than April 1 of the next calendar year in accordance with a method of distribution permitted under subsection 2(a) elected by the Participant on a form furnished by the Committee for this purpose; provided, however, that if a timely election is not made by the Participant, such payment shall be made in a lump sum. In succeeding calendar years, the value of the Participant's interest in the Trust Fund as of the end of the preceding calendar year shall be paid to the Participant no later than December 31 of such succeeding calendar year, in accordance with the method of distribution then in effect. Any other Participant who remains in employment after the end of the calendar year in which the Participant attains age 70 1/2 will have the value of the Participant's interest in the Trust Fund paid no later than April 1 of the calendar year following the calendar year in which the Participant's employment terminates in accordance with subsection 2(a); provided, however, that such Participant will be permitted to elect any method of distribution that would have been available if the Participant had terminated employment in the calendar year in which the Participant attained age 70 1/2.

*	As amended effective January 1, 2000.

(2)(e)  If a distribution is one to which Sections
401(a)(11) and 417 of the Code do not apply, such distribution may be made or commenced less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:
	(i) the Committee clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and
    (ii) the Participant, after receiving the notice, affirmatively elects a distribution.
	(3) Benefit payment shall be made or shall commence no later than 60 days after the close of the Plan Year in which a Participant dies, retires or terminates employment, except that a Participant (or in the event of his death, his designated beneficiary or if none is designated, his estate) may elect in writing to have benefit payments made or commence no later than the end of the Plan Year following the Plan Year in which such Participant dies, retires or terminates employment; provided, however, that in no event shall benefit payments be made or commence later than April 1 of the calendar year following the calendar year in which the Participant attains age 702. All or any part of any amounts held by the Trustee for distribution pursuant to clause (i) of subsection (2)(a) above, in the calendar year succeeding the date of the Participant's death or retirement shall remain in the Trust Fund and shall be treated in the same manner as a Participant's interest until so distributed. Any amount held by the Trustee for distribution pursuant to clause (ii) of subsection (2)(a) above, shall remain in the Trust Fund, shall be treated in the same manner as a Participant's interest and shall be paid in regular annual installments in accordance with general rules established by the Committee until the amount so held is exhausted.

	(4) In the event of hardship, a Participant may apply in writing to the Committee for the immediate payment of all or part of his interest in the Trust Fund. For purposes of this subsection, "hardship" means immediate and heavy financial need of the Participant on account of (a) expenses for medical care (as described in Section 213(d) of the Code) incurred by the Participant, the Participant's spouse or any of the Participant's dependents (as defined in Section 152 of the Code) or necessary for such persons to obtain medical care, (b) purchase (excluding mortgage payments) of the Participant's principal residence,
(c) payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, or the Participant's spouse, children or dependents, (d) the need to prevent the eviction of the Participant from his principal residence or foreclosure of the mortgage on the Participant's principal residence, or (e) other reasons prescribed by the Commissioner of the Internal Revenue Service in revenue rulings, notices or other documents of general applicability.
	The Committee shall direct the Trustee to pay to such Participant all or such part of his interest in the Trust Fund attributable to Profit-Sharing Contributions allocated to him pursuant to Section 4 as the Committee, in its sole discretion, deems necessary to satisfy such hardship (including amounts required to pay income taxes or penalties on such payment), provided that the Participant has no other resources that are reasonably available to him. In no event, however, shall such payment exceed the sum of (i) the Value of the Participant's interest in the Trust Fund as of December 31, 1988 attributable to Profit-Sharing Contributions allocated to him pursuant to
Section 4, (ii) the Elective Deferrals (as defined in
Section 2(4)) allocated to him under Section 4 since that date, and (iii) the Value of the Participant's interest in the Trust Fund attributable to transfers to the Plan pursuant to
Section 5(4), reduced, if applicable, by prior payments on account of hardship from the Value of his interest in the Trust Fund attributable to (a) Profit-Sharing Contributions allocated to him pursuant to Section 4, and (b) transfers to the Plan pursuant to Section 5(4). If the Participant has made a withdrawal of part of the Value of his interest in the Trust Fund attributable to his voluntary contributions pursuant to Section 8(8) during the Plan Year, the Committee may also include in the amount to be paid under this Section all or any part of his remaining interest in the Trust Fund attributable to such voluntary contributions.
	(5) Designation of a beneficiary shall be made by the Participant's completing and filing with the Committee a form approved by the Committee. Such designation may be revoked or changed by the Participant's filing with the Committee at any time prior to his death a form approved by the Committee. Notwithstanding anything contained herein to the contrary, the Participant's beneficiary for purposes of distributions which become payable in the event of death while an employee, shall be the Participant's spouse unless the spouse consents in writing to the designation of another beneficiary.

(6) The right of any person to receive any payment from the Trust Fund becoming payable to him under the provisions of the Plan shall not be subject to alienation or assignment and if such person shall attempt to assign, transfer or dispose of such right, or should such right be subjected to attachment, execution, garnishment, sequestration or other legal, equitable or other process, it shall ipso facto pass and be transferred to such one or more persons as may be appointed by the Committee from among the beneficiary, if any, designated by the Participant with respect to whom such right arises and the spouse, blood relatives or dependents of such Participant and in such shares and proportions as the Committee may appoint; provided, however, that notwithstanding any of the foregoing conditions or any appointments so made, the Committee, in its sole discretion, may reappoint such person to receive any payment thereafter becoming due, either in whole or in part. Any appointment made by the Committee may be revoked by it at any time and a further appointment made.
	(7) If any person to whom a benefit is payable hereunder is an infant, or if the Committee determines that any person to whom such benefit is payable is incompetent by reason of physical or mental disability, the Committee shall have the power to cause the payments becoming due to such person to be made to another for his benefit without responsibility of the Committee or the Trustee to see to the application of such payments. Payments made pursuant to such power shall operate as a complete discharge of the Trust Fund, the Trustee and the Committee.
	(8) Each Participant may elect to withdraw in cash as of any valuation date all or any part of the Value of his interest in the Trust Fund attributable to but not in excess of his voluntary contributions under Section 5, including earnings thereon determined as of such valuation date. Such election shall be made on a form furnished for that purpose by the Committee, shall be received by the Committee not less than five days prior to a valuation date and may not be made more often than once in any Plan Year.
	Upon Total Disability, a Participant may elect to withdraw in cash as of any valuation date all or any part of the Value of his interest in the Trust Fund. Such election shall be made on a form furnished for that purpose by the Committee, shall be received by the Committee not less than five days prior to a valuation date and may not be made more often than once in any Plan Year.
	(9) Subject to uniform and non-discriminatory rules to be established by the Committee, the Committee may, on application from a Participant, provide for a loan to the Participant in an amount (to be determined as of a valuation date occurring not more than 60 days prior to the date of the loan) not in excess of 50% of the Value of the Participant's vested interest in the Trust Fund attributable to Profit-Sharing Contributions allocated to him pursuant to Section 4 and transfers to the Plan pursuant to Section 5(4). In addition, the amount of any loan, when added to the outstanding balance of all other loans from the Plan, shall not exceed the lesser of
(a) $50,000, reduced by the excess (if any) of (1) the highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date on which such loan is made over (2) the outstanding balance of loans from the Plan on the date which such loan is made, or (b) the greater of $10,000 or one-half of the Value of the Participant's vested interest in the Trust Fund attributable to Profit-Sharing Contributions allocated to him pursuant to Section 4 and transfers to the Plan pursuant to Section 5(4). As a condition to the making of such loan, the Participant shall execute and deliver to the Committee a promissory note payable to the Trustee in the amount of such loan. A loan shall be made from the amount credited to the Participant's accounts attributable to Profit-Sharing Contributions allocated to him pursuant to Section 4, and notwithstanding the provisions of Section 7(4), a Participant's account shall not share in the gain or loss of the Trust Fund to the extent of the amount of the loan. Loans made pursuant to this Section shall:

	(i) Be available to all Participants on a reasonably equivalent basis;
    (ii) Not be made available to highly compensated Participants in a percentage amount greater than the percentage amount made available to other Participants;
   (iii) Bear a reasonable rate of interest, based on the prime commercial lending rate of The Bank of New York as publicly announced to be in effect from time to time, as determined by the Committee commensurate with the prevailing interest rate charged by persons in the business of lending money for loans which would be made under similar circumstances, which shall accrue ratably over the period of the loan;
    (iv) Be secured by the Participant's pledge of 50% of his interest in the Trust Fund attributable to Profit-
Sharing Contributions allocated to him pursuant to Section 4 and transfers to the Plan pursuant to Section 5(4), and such additional security as the Committee may require; and
	(v) Mature not later than ten years from the date of execution or earlier upon the prior termination of employment of the Participant for any reason. The principal amount of such note plus accrued interest thereon shall be deducted in determining the amount payable to any Participant under the provisions of Section 8(2).
	All payment of interest on a loan to a Participant shall be credited to his account.
	In determining whether to approve an application for a loan, the Committee will take into account only those factors which would be considered in a normal commercial setting by an entity in the business of making similar types of loans. Such factors shall include whether the loan will be repaid by payroll deductions or by direct payment by the Participant.
	If a Participant defaults in the repayment of a loan, the outstanding principal amount shall become due and payable immediately. If the default continues after appropriate efforts have been made to enforce payment of the loan, the Value of the Participant's vested interest in the Trust Fund shall be reduced by the outstanding principal amount of the loan.

(10)(a) This subsection (10) applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this subsection, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.
	(10)(b) For purposes of this subsection (10), the following terms shall have the meanings set forth below:
	(i) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of sub-stantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and for distributee's designated benefi-ciary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; any distribution on account of hardship pursuant to Section 8(4) of the Plan;
and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).
    (ii) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in
Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.
   (iii) Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.
    (iv) Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

	(11) If the employment of a Participant is transferred to a Subsidiary or a division or unit of a Contributing Company which does not participate in the Plan and which maintains a separate profit sharing plan which satisfies the qualification requirements of Section 401(a) of the Code, such Participant may elect, on a form furnished by the Committee for this purpose, to transfer the Value of the Participant's interest in the Trust Fund to such separate profit sharing plan. No such transfer may be made during the month of January and in no event may such transfer include the Value of the Participant's interest attributable to his voluntary contributions under Section 5 of the Plan, unless such separate profit sharing plan provides for voluntary contributions.

SECTION 9.  Administration.
	(1) The Plan shall be administered by a Committee which shall consist of at least three members, appointed by, and to serve at the pleasure of, the Chief Executive Officer of the Company.
	(2)  Any person appointed by the Chief Executive
Officer as a member of the Committee shall signify his acceptance by filing a written acceptance with the Secretary of the Committee. Any member of the Committee may resign by delivering his written resignation to the Chief Executive Officer and to the Secretary of the Committee, and such resignation shall become effective at delivery or any later date specified therein. No member of the Committee, other than a member who is not an Employee, shall receive any compensation for his services as such.
	(3) The Committee shall have all powers necessary to discharge the duties imposed on it by the Plan or the Trust Indenture including, but without limiting the generality of the foregoing, the power to determine all questions of eligibility and of the status and rights of Participants and others hereunder, to interpret and construe the Plan, to correct errors, resolve ambiguities and remedy inconsistencies or omissions in the Plan and, in general, to decide any dispute arising hereunder. All determinations, interpretations and decisions of the Committee in respect of any matter hereunder shall be conclusive and binding upon all persons affected thereby.
	(4) The Committee, or its Chairman, subject to approval by the Committee, may appoint a Standing Committee of at least three members who need not be members of the Committee, and shall delegate to the Standing Committee such of its own duties as it may determine. The Standing Committee, if appointed, shall be required to report periodically, but not less frequently than annually, to the Committee.
	(5) The Committee shall maintain accounts which shall accurately reflect from time to time the amount of the interest of each Participant in the Trust Fund resulting from the Contributing Company contributions allocated to him and his voluntary contributions, if any. It shall adopt general rules with respect to the maintenance of such accounts and the method of valuation of the property constituting the Trust Fund and the interest of the Participants therein, and shall transmit at least annually to each Participant a statement of such account, including a valuation at fair market value.

	(6) The Committee shall hold meetings upon such notice, at such places, and at times as it may determine. A majority of the members of the Committee shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Committee may be made either by the vote of a majority of those present at a meeting or in a document signed by all the members at the time in office without a meeting.
	(7) The members of the Committee shall elect from their number a Chairman, shall appoint a Secretary who may, but need not, be one of the members of the Committee, may appoint from their number such committees with such powers as they shall determine, may authorize one or more of their number or any agent to execute or deliver any instrument in their behalf, and may employ counsel and agents and such clerical services as they may require in carrying out the provisions of the Plan. Subject to the limitations hereof, the Committee shall from time to time establish rules for the administration of the Plan and the transaction of its business.
	(8) The Company will indemnify and hold harmless each member of the Committee, and the Standing Committee if appointed, against any cost, expense or liability, including his attorneys' fees and any sum paid in settlement of any claim with the approval of the Company, arising out of any act or omission to act as a member of the Committee or Standing Committee, except for his own willful misconduct or lack of good faith.
	(9) The Company shall have the right on behalf of all persons at any time having any interest in the Trust Fund to settle the accounts of the Trustee and the Committee, and to approve any action taken or omitted by the Committee or any member thereof. Approval of the accounts of the Trustee shall be deemed approval of all acts of the Committee reflected therein.
	(10) The Committee shall establish and maintain reasonable claims procedures for each type of benefit under the Plan in accordance with the Act and Regulations thereunder.
These procedures shall advise Participants, beneficiaries and spouses of the method of applying for benefits and include procedures for review of any benefit calculation; for written notice to a claimant in the event a claim is denied in whole or in part; and for review by the Committee of claims denied in whole or in part.

SECTION 10.  Amendment and Discontinuance.
	(1) The Plan may be modified or amended in whole or in part by action of the Board of Directors of the Company at any time, and retroactively if deemed advisable by that Board to conform the Plan to conditions which must be met to qualify the Plan or the Trust Indenture for tax benefits; provided, however, that no such modification or amendment shall make it possible for any part of the Trust Fund to be used for purposes other than for the exclusive benefit of Participants or their beneficiaries and persons entitled to benefits under any Prior Plan.

(2) Although it is the intention of the Company to continue the Plan and of each Contributing Company to make contributions thereto regularly each year, none of the Contributing Companies assumes any contractual obligation to do so. Each Contributing Company reserves the right to discontinue its contributions under the Plan and the Company reserves the right to discontinue its contributions under the Plan or to terminate the Plan at any time by action of its Board of Directors. Any Contributing Company may discontinue further contributions by it under the Plan without discontinuing the Plan as to contributions theretofore made by it or as to contributions made by any other Contributing Company. If the Plan is terminated, partially terminated or contributions are completely discontinued, the interest of each Participant in the Trust Fund accrued up to the date of such termination or discontinuance shall become nonforfeitable and shall be paid at the time and in the manner provided in Section 8 hereof.
	(3) In the case of any merger or consolidation with, or transfer of Plan assets or liabilities to, any other plan, each Participant shall have an account balance in the resulting successor or transferee plan determined as if such plan had terminated immediately after such transaction that shall be equal to or greater than the account balance he would have been entitled to receive immediately before such transaction under the plan in which he was then a participant if such plan had then terminated.
	Pursuant to the Purchase and Assumption Agreement referred to in Section 1(8), the account balances of certain employees of Barclays and BBNY in the Barclays Bank PLC Thrift Savings Plan (the "Barclays Savings Plan"), together with assets equal thereto, are to be transferred to this Plan. The interest in the Trust Fund of each Participant whose account balance is transferred to this Plan from the Barclays Savings Plan shall include the amount transferred, which shall be invested in the Funds provided under Section 7(4) in accordance with the election of the Participant which is made prior to such transfer. If such transfer included a loan to a Participant from the Barclays Savings Plan, the repayment of such loan shall be governed by the provisions of the Barclays Savings Plan, which are hereby incorporated by reference.

SECTION 11.  Miscellaneous.
	(1) Nothing contained in the Plan shall be deemed to give any Participant or Employee the right to be retained in the service of any Contributing Company nor shall it interfere with the right of any Contributing Company to discharge or otherwise deal with him without regard to the existence of the Plan.
	(2) All benefits payable under the Plan shall be paid or provided for solely from the Trust Fund and neither the Contributing Companies nor the Committee assume any liability or responsibility therefor. Each Contributing Company shall pay its respective share, as determined by the Committee, of all expenses and charges (other than taxes in respect of the Trust Fund or the income thereof) incurred in the administration of the Plan and the Trust Fund.
	(3) All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of New York, except to the extent not superseded by Titles I and IV of the Act.

	(4) The Plan shall become effective for the Company at the time set by resolutions of the Board of Directors of the Company. The Plan shall become effective for each Subsidiary at the time set by resolutions of its Board of Directors and when approval pursuant to Section 1(7) of the Plan is given by the Board of Directors of the Company. When the Plan becomes effective it shall be deemed to have become effective for all purposes retroactive to January 1, 1972. If the date of effectiveness shall come after January 1, 1972, any individual who would have become a member or participant under a Prior Plan between January 1, 1972 and the date of effectiveness but would not be eligible to be a Participant in this Plan shall become so eligible.
	(5) Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with
Section 414(u) of the Code and loan repayments under the Plan will be suspended as permitted under Section 414(u) of the Code.

SECTION 12.  Top-Heavy Provisions.
	(1) Top-Heavy Rules. With respect to any Plan Year in which the Plan is a Top-Heavy Plan the special rules regarding Contributing Company contributions and the limitation on Compensation as described under this Section 12 shall apply, notwithstanding any provision of the Plan to the contrary.
	(2) Minimum Contributing Company Contributions. Each Contributing Company shall make a contribution in accordance with the terms of Section 3(1) so that the amount allocated under
Section 4(1) for any Participant who is not a Key Employee is at least equal to 5% of such Participant's compensation (within the meaning of Section 415 of the Code).
	In addition, a Participant may elect pursuant to the terms of Section 2(2) not to become a Participant as to one-half of the amount allocated to him under Section 4(1) for the Plan Year only to the extent that such account under Section 4(1) is an amount equal to less than 5% of such Participant's compensation.
	(3) Top-Heavy Plan. The Plan shall be treated as a Top-Heavy Plan with respect to a Plan Year if the aggregation group consisting of the Plan and the Retirement Plan of The Bank of New York Company, Inc. ("Retirement Plan") is a Top-Heavy Group.
	(4) Top-Heavy Group. The aggregation group consisting of the Plan and the Retirement Plan shall be treated as a Top-Heavy Group with respect to a Plan Year if, as of the Determination Date, the sum of (i) the present value of the cumulative accrued benefits for Key Employees who are Members under the Retirement Plan and (ii) the aggregate of the accounts of Key Employees who are Participants under the Plan exceeds 60% of a similar sum for all Participants under the Plan and all Members under the Retirement Plan.

	(5)  Definitions.
	(a) "Determination Date" means for any Plan Year the last day of the preceding Plan Year.
	(b) "Key Employee" means an Employee who, at any time during the Plan Year ending on the Determination Date or any of the preceding four Plan Years, (i) is (or was) one of the 50 officers of the Contributing Company having the highest annual compensation in excess of $45,000, (ii) owns (or owned) one of the ten largest interests in the Company and has annual compensation from a Contributing Company in excess of $45,000, (iii) owns (or owned) more than 5% of the Company's Common Stock, or (iv) owns (or owned) more than 1% of the Company's Common Stock and has annual compensation from a Contributing Company in excess of $150,000.